EXHIBIT 5.1

August 21, 2009

Boardwalk Pipeline Partners, LP
Boardwalk Pipelines, LP
9 Greenway Plaza, Suite 2800
Houston, TX  77046

Ladies and Gentlemen:

We have acted as counsel to Boardwalk Pipelines, LP, a Delaware limited partnership (the “Operating Partnership”), and Boardwalk Pipeline Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the offering and sale by the Operating Partnership of $350,000,000 aggregate principal amount of 5.75% Senior Notes due 2019, which will be fully and unconditionally guaranteed by the Partnership (the “Notes”).  The Notes will be issued and sold pursuant to the Underwriting Agreement dated August 18, 2009 by an among Boardwalk GP, LLC, Boardwalk GP, LP, the Partnership, Boardwalk Operating GP, LLC, the Operating Partnership, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Wells Fargo Securities LLC (the “Underwriting Agreement”).

The Notes are being offered and sold pursuant to a prospectus supplement dated August 18, 2009 (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on August 19, 2009, to the prospectus dated March 5, 2007 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in and forming part of the Registration Statement on Form S-3 (Registration No. 333-141058) (as amended, the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

The Notes are to be issued as securities pursuant to that certain Indenture, dated as of August 21, 2009 (the “Base Indenture”), between the Partnership and Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented by the First Supplemental Indenture thereto, dated as of August 21, 2009 (the “Supplemental Indenture”), by and among the Partnership, the Operating Partnership and Bank of New York Mellon Trust Company, N.A. (the Base Indenture, as so amended by the Supplemental Indenture, the “Indenture”).

In rendering the opinion set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the Partnership’s Third Amended and Restated Agreement of Limited Partnership; (iii) the Operating Partnership’s  Agreement of Limited Partnership (iv) the Underwriting Agreement; (v) the Base Indenture and the Supplemental Indenture and (vi) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

EXHIBIT 5.1
Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute valid and legally binding obligations of the Operating Partnership and the Partnership, enforceable against the Operating Partnership and the Partnership in accordance with their terms.

The opinion expressed herein is qualified in the following respects:

 1    As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Operating Partnership and the Partnership.

 2    We have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete, (ii) each such document submitted to us as an original is authentic and each such document submitted to us as a copy conforms to an authentic original of such document, (iii) all signatures on each document examined by us are genuine, (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete and (v) each natural person signing any document reviewed by us had the legal capacity to do so and each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

 3    The opinion is limited in all respects to the laws of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America.  We do not express any opinions as to the laws of any other jurisdiction.

 4    The opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

 5    We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

EXHIBIT 5.1

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.